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                                                                     EXHIBIT 3.6

                                STOCKPOINT, INC.


                             CERIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION


         The undersigned hereby certifies that pursuant to a written consent of the holders of (i) a majority of the outstanding Common Stock of Stockpoint, Inc., a Delaware corporation (the "Company"), and (ii) a majority of the outstanding stock of the Company entitled to vote thereon, the amendment to the Company" Certificate of Incorporation set forth below has been adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, and that such amendment has not been subsequently modified or rescinded:

                  RESOLVED that Article 4(a) of the Company's Certificate of Incorporation shall be amended to read:

                  "Authorized Capital Stock. The total number of shares of capital stock of all classes which this corporation is authorized to issue is 80,000,000 shares, par value $0.01 per share, of which 75,000,000 shares are designated common stock and 5,000,000 shares are designated preferred stock."

         IN WITNESS WHEREOF, I have executed this certificate the 24th day of July, 2000.


                                                  /s/ WILLIAM E. McNALLY
                                                  ----------------------------
                                                  William E. McNally
                                                  Secretary